Exhibit 99.01
NEWS
                                                             (LOGO)





Media Contact:    Marc Rice
                  404-506-5333 or 1-866-506-5333
                  MEDIA@SOUTHERNCOMPANY.COM
                  WWW.SOUTHERNCOMPANY.COM

Investor Relations Contact:
                  Glen Kundert
                  404-506-5135
                  GAKUNDER2@SOUTHERNCO.COM

                                                                   July 29, 2003


               Southern Company announces second quarter earnings

ATLANTA - Southern Company today reported second quarter earnings of $432 million, or 60 cents per share, compared with $332 million, or 47 cents per share, in the second quarter of 2002. The 2003 results included a one-time after-tax gain of $88 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc.

After adjusting for revenues that would have been recognized for the remainder of the year had the contracts remained in place, the adjusted gain for 2003 is $83 million, or 11 cents per share.

Earnings for the first six months of 2003, including the gain from the Dynegy settlement, were $730 million, or $1.01 per share, compared with $556 million, or 79 cents per share, in the first six months a year ago.

CEO Allen Franklin said mild weather during the spring reduced second quarter demand for electricity among retail customers. However, the corresponding availability of additional low-cost generation for the wholesale market boosted sales to other utilities and helped Southern Company's competitive generation business post a strong performance.


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Continued customer growth also contributed positively to second quarter earnings. The influx of people and businesses into the region allowed Southern Company to serve 1.6 percent more customers than at the end of the second quarter a year ago.

"Although the mild temperatures had a negative impact on our retail business during the second quarter, we achieved solid results from competitive generation and experienced other positive factors," Franklin said. "Overall, our company is performing very well, and we remain on track to meet our financial, operational and customer satisfaction targets for the year."

Second quarter revenues were $2.9 billion, compared with $2.6 billion in the same period a year ago. Revenues for the first six months of 2003 were $5.4 billion, compared with $4.8 billion in the first six months of 2002.

Reviewing operations, Franklin said electricity use by retail customers in Southern Company's four-state service area decreased 2.1 percent during the second quarter, compared with the same period in 2002. In-home electricity needs decreased 4.1 percent. Electricity use by commercial customers -- offices, stores and other non-manufacturing firms - decreased 1.3 percent. Industrial energy use decreased 1.1 percent.

Total sales of electricity to Southern Company's customers in the Southeast, including wholesale sales, increased 3.0 percent in the second quarter.

In conjunction with this earnings announcement, Southern Company has posted on its Web site a package of detailed financial information on its second quarter performance. These materials are available at 7:30 a.m. EDT July 29 at www.southerncompany.com.

Southern Company's financial analyst call will be at 1 p.m. EDT July 29, at which time Franklin and Chief Financial Officer Tom Fanning will discuss earnings and earnings guidance and provide a general business update. Investors, media and the public may listen to a live Webcast of the call at www.southerncompany.com. A replay of the Webcast will be available at the site for 12 months.

With 4 million customers and more than 38,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier super-regional energy company in the Southeast and a leading U.S. producer of electricity. Southern Company owns electric utilities in four states, a growing competitive generation company, an energy services business and a competitive retail natural gas business, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and retail electric prices that are 15 percent below the national average. Southern Company has been named two consecutive years No. 1 on Fortune magazine's "America's Most Admired Companies" list in the Electric and Gas Utility industry. Southern Company has more than 500,000 shareholders, making its common stock one of the most widely held in the United States. Visit the Southern Company Web site at www.southerncompany.com.

Forward Looking Statements Note:

Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning continued customer growth and Southern Company's ability to meet its targets for the full year 2003. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such indicated results will be realized.

The following factors, in addition to those discussed in Southern Company's Annual Report on Form 10-K for the year ended Dec. 31, 2002, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and also changes in environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, including the EPA civil action against certain subsidiaries of Southern Company; the effects, extent and timing of additional competition in the markets in which Southern Company's subsidiaries operate; the impact of fluctuations in commodity prices, interest rates and customer demand; state and federal rate regulation; political and legal conditions and developments in the United States; the performance of projects undertaken by the non-traditional business and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due; the effects of, and changes in, economic conditions in the areas in which Southern Company's subsidiaries operate, including the current soft economy; the direct or indirect effects on Southern Company's business resulting from the terrorist incidents on Sept. 11, 2001, or any similar such incidents or responses to such incidents; financial market conditions and the results of financing efforts; the timing and acceptance of Southern Company's new product and service offerings; the ability of Southern Company to obtain additional generating capacity at competitive prices; and weather and other natural phenomena.


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